FOR IMMEDIATE RELEASE

AMERICA FIRST APARTMENT INVESTORS, INC. ANNOUNCES AGREEMENT TO BE ACQUIRED BY SENTINEL OMAHA LLC
FOR $532 MILLION

OMAHA, June 25, 2007 — America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, announced that it has signed a definitive merger agreement to be acquired by Sentinel Omaha LLC, an affiliate of privately-held Sentinel Real Estate Corporation (“Sentinel”), in a transaction valued at approximately $532 million, including the assumption of outstanding debt and excluding transaction costs.

Under the terms of the merger agreement, Sentinel will acquire all the outstanding common shares in America First Apartment Investors, Inc. for $25.30 per share in cash. The purchase price per share represents a 24.9% premium over the share price on April 2, 2007, the last trading day prior to APRO’s formal announcement that it had retained Lazard Freres & Co. LLC to assist the company in exploring strategic alternatives to enhance shareholder value. APRO will pay its regular quarterly dividend of $0.27 per share on July 31, 2007 to common shareholders of record as of June 29, 2007 and will pay a prorated dividend for the period between the end of June and the closing of the merger transaction.

Jack Cassidy, President and CEO of America First Apartment Investors, Inc. said, “We are very pleased to announce this transaction, which provides substantial and immediate cash value to our shareholders. We are very proud of the progress we have made at growing the company since APRO began operating as a real estate investment trust in the beginning of 2003. We have been steadfastly committed to maximizing value for our shareholders, and we believe that this premium all-cash transaction with Sentinel is the best way to accomplish that goal.”

David Weiner, Vice Chairman of Sentinel Real Estate, said of the transaction, “America First has built up a strong portfolio of multifamily properties that will expand and complement our existing portfolio. We know their markets as we have owned properties in all but two of the 21 markets in which they operate. Also, by integrating their approximately 7000 units with the approximately 50,000 units we currently manage, we expect to see significant economies of scale.”

APRO’s board of directors unanimously approved the merger and has recommended that shareholders vote for the transaction. The transaction is expected to close in the late third quarter of 2007, subject to customary closing conditions, including the approval of APRO’s shareholders.

Lazard Freres & Co. LLC acted as exclusive financial advisor to APRO and Clifford Chance US LLP and Kutak Rock LLP acted as legal advisors.

Paul, Hastings, Janofsky & Walker LLP acted as legal advisor to Sentinel.

About America First Apartment Investors, Inc.

America First Apartment Investors, Inc. is an equity real estate investment trust (REIT) focused on the ownership and operation of multifamily apartment properties located throughout the United States. The Company’s real estate portfolio currently includes 32 multifamily properties with 7,236 rental units and one commercial property. The Company is headquartered in Omaha, Nebraska, with offices also in White Plains, New York.

About Sentinel Real Estate Corporation
Sentinel Real Estate Corporation is an independently owned real estate advisory firm headquartered in New York City with 29 offices throughout the country. The firm currently manages approximately $5 billion in real estate assets and is among the largest holders of apartment properties in the U.S.

Additional Information About the Transaction and Where to Find It

America First Apartment Investors, Inc. will file a proxy statement with the Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors are urged to read the proxy statement, which will contain important information relating to the transaction, when it becomes available. The proxy statement will be, and other materials filed by APRO with the SEC are, available free of charge at the SEC’s website at www.sec.gov or from America First Apartment Investors, Inc. by directing a request to America First Apartment Investors, Inc., 1004 Farnam Street, Suite 100, Omaha, Nebraska 68102, Attention: Investor Relations (telephone 800-239-8787).

Participants in the Solicitation

America First Apartment Investors, Inc. and its directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APRO shareholders in connection with the approval of the proposed transaction. Information about APRO’s directors and executive officers is available in APRO’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Additional information about the interests of potential participants will be included in the proxy statement APRO will file with the SEC.

Forward Looking Statements

This press release contains certain forward-looking statements based on current expectations of America First Apartment Investors, Inc.’s management. Forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause the actual results, performance or transactions of APRO and its subsidiaries to differ materially from those expressed in any forward-looking statements. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed transaction, including the receipt of the required shareholder approval; (2) the failure to complete the proposed transaction for any other reason; (3) the occurrence of any effect, event, development or change that could give rise to termination of the merger agreement; (4) the risk that the proposed transaction disrupts current plans and operations including potential difficulties in employee retention; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction; and (6) other risks that are set forth in APRO’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond APRO’s ability to control or predict. APRO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

For America First Apartment Investors, Inc. Jack Cassidy President and CEO	For Sentinel Real Estate Corporation
Phone: 914-285-1825	David Weiner
Investor Relations	Vice Chairman
Phone: 800-239-8787	Phone: 212-408-2913
Jeremy Jacobs or Jennifer Friedman	Press Contact:
Joele Frank, Wilkinson Brimmer Katcher	Edwin Simon
Phone: 212-355-4449	Phone: 212-408-2917